Exhibit 99.1

AAR reports third quarter fiscal year 2024 results

•	Record third quarter sales of $567 million, up 9% over the prior year

•	Third quarter GAAP diluted earnings per share from continuing operations of $0.39, compared to $0.62 in Q3 FY2023

•	Record third quarter adjusted diluted earnings per share from continuing operations of $0.85, up 13% from $0.75 in Q3 FY2023

•	Third quarter cash flow provided by operating activities from continuing operations of $20 million

•	Closed on the acquisition of Triumph Group’s Product Support business for $725 million

Wood Dale, Illinois, March 21, 2024 — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, today reported third quarter fiscal year 2024 consolidated sales of $567.3 million and income from continuing operations of $14.0 million, or $0.39 per diluted share. For the third quarter of the prior year, the Company reported sales of $521.1 million and income from continuing operations of $21.8 million, or $0.62 per diluted share. Our adjusted diluted earnings per share from continuing operations in the third quarter of fiscal year 2024 were $0.85, compared to $0.75 in the third quarter of the prior year.

Consolidated third quarter sales increased 9% over the prior year quarter. Our consolidated sales to commercial customers increased 18% over the prior year quarter, primarily due to strong demand for our Parts Supply offerings, MRO services, and increased volumes in our commercial programs activities while our sales to government customers decreased 7%. Sales to commercial customers were 70% of consolidated sales, compared to 65% in the prior year quarter.

On March 1, 2024, we completed the acquisition of Triumph Group’s Product Support business for $725 million, which was financed using the proceeds from our issuance of $550 million of 6.75% Senior Notes due 2029 and borrowings from our Amended Revolving Credit Facility, which was upsized from $620 million to $825 million. The acquisition of the Product Support business scales our repair capabilities, expands our footprint in the Asia-Pacific region and adds more than 700 talented team members.

“During the quarter, we drove 18% sales growth in our commercial business capitalizing on the continued strong demand for both our parts supply activities and MRO services. We expect commercial demand to remain elevated as the life and high utilization of current generation aircraft continue to extend,” said John M. Holmes, Chairman, President and Chief Executive Officer of AAR CORP.

Gross profit margin increased from 18.1% in the prior year quarter to 19.4% in the current quarter, primarily due to the favorable impact of our operating efficiency on increased sales volumes.

Selling, general, and administrative expenses were $77.0 million in the current quarter, which included $12.2 million related to acquisition and amortization expenses and $2.0 million related to investigation costs.

Operating margins were 5.8% in the current quarter, compared to 6.5% in the prior year quarter. Adjusted operating margin increased from 7.6% in the prior year quarter to 8.3% in the current year quarter, primarily as a result of the growth in commercial sales. Sequentially, our adjusted operating margin increased from 8.1% to 8.3%, driven by improved profitability in our Parts Supply and Repair & Engineering segments.

During and subsequent to the quarter, we announced multiple new contract awards, including:

•	Multi-year contract extension and expansion for flight-hour component support services with ASL Airlines

•	Agreements with Singapore Airlines and Archer Aviation to provide Trax’s software solutions

•	New multi-year distribution agreement with Ontic to supply a strategic selection of military products to the U.S. government

•	Multi-year extension with Philippine Airlines for Airinmar’s full suite of support services covering both aircraft warranty and value engineering

•	Multi-year agreement with Cebu Pacific to supply CFM56-5B engine surplus material

Holmes continued, “We have expanded our operating margins every quarter for the last three years and our adjusted operating margins are now 50% higher than they were before COVID. We are especially proud to have made this progress in an inflationary environment where labor costs, in particular, have been rising. We believe as we grow our business and integrate the Product Support acquisition, our margins will continue to expand.”

Net interest expense for the quarter was $11.3 million, compared to $3.5 million last year. Net interest expense in the current period included $6.1 million related to bridge financing costs for the acquisition of the Product Support business. Average diluted share count increased from 34.6 million shares in the prior year quarter to 35.2 million shares in the current year quarter. We repurchased 0.1 million shares for $5.1 million during the current year quarter and have $52.5 million remaining on our $150 million share repurchase program. From a capital deployment perspective, we are prioritizing debt repayment but will evaluate share repurchases along with other attractive investment opportunities to deploy our capital.

Cash flow provided by operating activities from continuing operations was $20.4 million during the current quarter. As of February 29, 2024, our net debt was $207.8 million and our net leverage was 0.95x.

Holmes concluded, “I am exceptionally proud of the results our team continues to deliver, and we expect the acquisition of the Product Support business to accelerate our growth trajectory. We will leverage our leadership positions in used serviceable material (USM), new parts distribution, airframe MRO and now, with Product Support, component repair services to drive even greater value for our customers and shareholders. Additionally, we will maintain our focus on cash generation and portfolio optimization to ensure we maintain a strong balance sheet to enable both organic and inorganic investments.”

Conference call information

On Thursday, March 21, 2024, at 3:45 p.m. Central time, AAR will hold a conference call to discuss the results. The conference call can be accessed by registering at https://register.vevent.com/register/BIdf08c4f6d49042bebbb16a2c5934bf64. Once registered, participants will receive a dial-in number and a unique PIN that will allow them to access the call.

A replay of the conference call will be available for on-demand listening shortly after the completion of the call at https://edge.media-server.com/mmc/p/rab3gbzx and will remain available for approximately one year.

About AAR

AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through four operating segments: Parts Supply, Repair & Engineering, Integrated Solutions, and Expeditionary Services. Additional information can be found at aarcorp.com.

Contact: Dylan Wolin – Vice President, Strategic & Corporate Development and Treasurer | +1-630-227-2017 | dylan.wolin@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations about future conditions, including but not limited to future financial condition, future results of operations, future cash flows, expected activities and benefits under services, supply and distribution agreements, our ability to continue to deploy capital to fund further growth and margin expansion, and the acquisition of the Product Support business (the “Triumph Group Product Support business”) of Triumph Group, Inc., a Delaware corporation (“Triumph Group”).

Forward-looking statements often address our expected future operating and financial performance and financial condition, or sustainability targets, goals, commitments, and other business plans, and often may also be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms.

These forward-looking statements are based on the beliefs of Company management, as well as assumptions and estimates based on information available to the Company as of the dates such assumptions and estimates are made, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors, including: (i) factors that adversely affect the commercial aviation industry; (ii) the impact of pandemics and other disease outbreaks, such as COVID-19, and similar public health threats on air travel, worldwide commercial activity and our and our customers’ ability to source parts and components; (iii) a reduction in the level of sales to the branches, agencies and departments of the U.S. government and their contractors; (iv) cost overruns and losses on fixed-price contracts; (v) nonperformance by subcontractors or suppliers; (vi) changes in or non-compliance with laws and regulations that may affect certain of our aviation and government and defense related activities that are subject to licensing, certification and other regulatory requirements imposed by the FAA, the U.S. State Department and other regulatory agencies, both domestic and foreign; (vii) a reduction in outsourcing of maintenance activity by airlines; (viii) a shortage of the skilled personnel on whom we depend to operate our business, or work stoppages; (ix) competition from other companies, including original equipment manufacturers, some of which have greater financial resources than we do; (x) financial and operational risks arising as a result of operating internationally; (xi) inability to integrate acquisitions effectively and execute our operational and financial plan related to the acquisitions, including the acquisitions of Trax USA Corp. (“Trax”) and the Triumph Group Product Support business; (xii) failure to realize the anticipated benefits of the acquisitions of Trax and the Triumph Group Product Support business; (xiii) inability to recover our costs due to fluctuations in market values for aviation products and equipment caused by various factors, including reductions in air travel, airline bankruptcies, consolidations and fleet reductions; (xiv) asset impairment charges we may be required to recognize to reflect the non-recoverability of our assets or lowered expectations regarding businesses we have acquired; (xv) threats to our systems technology from equipment failures, cyber or other security threats or other disruptions; (xvi) a need to make significant capital expenditures to keep pace with technological developments in our industry; (xvii) a need to reduce the carrying value of our assets; (xviii) inability to fully execute our stock repurchase program and return capital to our stockholders; (xix) restrictions on paying, or failure to maintain or pay dividends; (xx) limitations on our ability to access the debt and equity capital markets or to draw down funds under loan agreements; (xxi) non-compliance with restrictive and financial covenants contained in certain of our loan agreements; (xxii) non-compliance with laws and regulations relating to the formation, administration and performance of our U.S. government contracts; (xxiii) exposure to product liability and property claims that may be in excess of our liability insurance coverage; (xxiv) the impact of adverse incidents involving, or adverse publicity concerning, our business or the aviation industry generally, which could harm our reputation and results of operations; (xxv) decreased demand for our services due to mandatory groundings of aircraft; (xxvi) impacts from stakeholder and market focus on environmental, social and governance matters; and (xxvii) the costs of compliance, and liability for non-compliance, with environmental regulations, including future requirements regarding climate change and environmental, social and governance matters. Should one or more of those risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. Those events and uncertainties are difficult or impossible to predict accurately and many are beyond our control.

For a discussion of these and other risks and uncertainties, refer to our Annual Report on Form 10-K, Part I, “Item 1A, Risk Factors” and our other filings from time to time with the U.S Securities and Exchange Commission. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The risks described in these reports are not the only risks we face, as additional risks and uncertainties are not currently known or foreseeable or impossible to predict accurately or risks that are beyond the Company’s control or deemed immaterial may materially adversely affect our business, financial condition or results of operations in future periods. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

AAR CORP. and subsidiaries

Condensed consolidated statements of income

	Three months ended February 29/28,		Nine months ended February 29/28,
(In millions except per share data - unaudited)	2024	2023	2024	2023
Sales	$567.3	$521.1	$1,662.4	$1,437.2
Cost of sales	457.0	426.8	1,347.4	1,175.2
Gross profit	110.3	94.3	315.0	262.0
Provision for credit losses	0.1	1.9	0.5	1.8
Selling, general and administrative	77.0	56.7	217.4	159.6
Loss from joint ventures	(0.2)	(1.7)	(0.5)	(3.0)
Operating income	33.0	34.0	96.6	97.6
Pension settlement charge	––	––	(26.7)	––
Losses related to sale and exit of business	(1.0)	(0.4)	(2.6)	(0.5)
Interest expense, net	(11.3)	(3.5)	(22.3)	(6.5)
Other income (expense), net	(0.2)	(0.3)	(0.3)	0.4
Income from continuing operations before income tax expense	20.5	29.8	44.7	91.0
Income tax expense	6.5	8.0	7.5	24.4
Income from continuing operations	14.0	21.8	37.2	66.6
Income from discontinued operations	––	––	––	0.4
Net income	$14.0	$21.8	$37.2	$67.0

Earnings per share – Basic:
Earnings from continuing operations	$0.40	$0.63	$1.05	$1.90
Earnings from discontinued operations	––	––	––	0.01
Earnings per share – Basic	$0.40	$0.63	$1.05	$1.91

Earnings per share – Diluted:
Earnings from continuing operations	$0.39	$0.62	$1.04	$1.87
Earnings from discontinued operations	––	––	––	0.01
Earnings per share – Diluted	$0.39	$0.62	$1.04	$1.88

Share data:
Weighted average shares outstanding – Basic	34.8	34.1	34.9	34.6
Weighted average shares outstanding – Diluted	35.2	34.6	35.3	35.0

AAR CORP. and subsidiaries

Condensed consolidated balance sheets

	February 29, 2024	May 31, 2023
(In millions)	(unaudited)
ASSETS
Cash and cash equivalents	$69.2	$68.4
Restricted cash	14.4	13.4
Accounts receivable, net	257.1	241.3
Contract assets	86.5	86.9
Inventories, net	671.5	574.1
Rotable assets and equipment on or available for lease	74.5	50.6
Assets of discontinued operations	10.8	13.5
Other current assets	56.0	49.7
Total current assets	1,240.0	1,097.9
Property, plant, and equipment, net	134.1	126.1
Goodwill and intangible assets, net	240.5	239.5
Rotable assets supporting long-term programs	177.9	178.1
Operating lease right-of-use assets, net	89.5	63.7
Other non-current assets	139.8	127.8
Total assets	$2,021.8	$1,833.1

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$417.7	$338.1
Liabilities of discontinued operations	10.5	13.4
Total current liabilities	428.2	351.5
Long-term debt	274.7	269.7
Operating lease liabilities	73.0	48.2
Other liabilities and deferred revenue	77.9	64.6
Total liabilities	853.8	734.0
Equity	1,168.0	1,099.1
Total liabilities and equity	$2,021.8	$1,833.1

AAR CORP. and subsidiaries

Condensed consolidated statements of cash flows

	Three months ended February 29/28,		Nine months ended February 29/28,
(In millions – unaudited)	2024	2023	2024	2023
Cash flows provided by (used in) operating activities:
Net income	$14.0	$21.8	$37.2	$67.0
Income from discontinued operations	––	––	––	(0.4)
Income from continuing operations	14.0	21.8	37.2	66.6
Adjustments to reconcile income from continuing operations to net cash provided by (used in) operating activities
Depreciation and amortization	8.8	6.9	25.9	20.2
Stock-based compensation expense	3.6	3.5	11.5	10.4
Pension settlement charge	––	––	26.7	––
Provision for credit losses	0.1	1.9	0.5	1.8
Changes in certain assets and liabilities:
Accounts receivable	(11.0)	(14.4)	(17.3)	(26.4)
Contract assets	12.9	(9.2)	0.5	(18.5)
Inventories	(25.8)	24.6	(97.3)	(20.2)
Rotable assets and equipment on or available for short-term lease	(19.3)	0.7	(23.8)	1.9
Prepaid expenses and other current assets	(1.1)	(8.7)	(11.3)	(8.8)
Rotable assets supporting long-term programs	(2.9)	(5.1)	(6.9)	(13.2)
Accounts payable and accrued liabilities	46.3	8.1	93.5	(13.1)
Deferred revenue on long-term programs	(4.1)	(6.0)	(13.6)	2.2
Other	(1.1)	(6.7)	(6.3)	(24.4)
Net cash provided by (used in) operating activities – continuing operations	20.4	17.4	19.3	(21.5)
Net cash used in operating activities – discontinued operations	––	––	(0.2)	(0.4)
Net cash provided by (used in) operating activities	20.4	17.4	19.1	(21.9)

Cash flows used in investing activities:
Property, plant, and equipment expenditures	(5.8)	(9.7)	(22.2)	(22.5)
Other	(0.7)	0.7	(4.6)	(4.8)
Net cash used in investing activities	(6.5)	(9.0)	(26.8)	(27.3)

Cash flows provided by (used in) financing activities:
Short-term borrowings (repayments) on Revolving Credit Facility, net	––	(10.0)	5.0	88.0
Purchase of treasury stock	(5.1)	––	(5.1)	(50.1)
Financing costs	(0.8)	(1.9)	(0.8)	(1.9)
Other	0.1	6.4	10.4	8.5
Net cash provided by (used in) financing activities	(5.8)	(5.5)	9.5	44.5
Effect of exchange rate changes on cash	––	––	––	(0.1)
Increase (Decrease) in cash and cash equivalents	8.1	2.9	1.8	(4.8)
Cash, cash equivalents, and restricted cash at beginning of period	75.5	51.2	81.8	58.9
Cash, cash equivalents, and restricted cash at end of period	$83.6	$54.1	$83.6	$54.1

AAR CORP. and subsidiaries

Third-party sales by segment

	Three months ended February 29/28,		Nine months ended February 29/28,
(In millions - unaudited)	2024	2023	2024	2023
Parts Supply	$242.3	$227.6	$706.7	$579.8
Repair & Engineering	140.8	128.0	423.7	390.4
Integrated Solutions	165.5	143.5	478.4	398.6
Expeditionary Services	18.7	22.0	53.6	68.4
	$567.3	$521.1	$1,662.4	$1,437.2

Operating income by segment

	Three months ended February 29/28,		Nine months ended February 29/28,
(In millions- unaudited)	2024	2023	2024	2023
Parts Supply	$31.1	$25.1	$74.6	$64.7
Repair & Engineering	11.5	9.8	31.9	25.8
Integrated Solutions	8.6	7.0	22.7	22.4
Expeditionary Services	0.9	1.9	3.1	6.2
	52.1	43.8	132.3	119.1
Corporate and other	(19.1)	(9.8)	(35.7)	(21.5)
	$33.0	$34.0	$96.6	$97.6

Adjusted income from continuing operations, adjusted diluted earnings per share from continuing operations, adjusted operating margin, adjusted cash provided by (used in) operating activities, adjusted EBITDA, net debt, and net debt to adjusted EBITDA (net leverage) are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe these non-GAAP financial measures are relevant and useful for investors as they illustrate our core operating performance, cash flows and leverage unaffected by the impact of certain items that management does not believe are indicative of our ongoing and core operating activities. When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance and leverage against that of other companies in the industries we compete. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Our non-GAAP financial measures reflect adjustments for certain items including, but not limited to, the following:

•	Investigation and remediation compliance costs comprised of legal and professional fees related to addressing potential violations of the U.S. Foreign Corrupt Practices Act, which we self-reported to the U.S. Department of Justice and other agencies.

•	Contract termination/restructuring costs comprised of gains and losses that are recognized at the time of modifying, terminating, or restructuring certain customer and vendor contracts, including forward loss provisions on long-term contracts.

•	Customer bankruptcy and credit charges (recoveries) reflecting the impact of bankruptcies and other credit charges primarily resulting from the significant impact of the COVID-19 pandemic on the commercial aviation industry.

•	Losses related to the sale and exit from our Composites manufacturing business, including legal fees for the performance guarantee associated with the Composites’ A220 aircraft contract.

•	Expenses associated with recent acquisition activity including professional fees for legal, due diligence, and other acquisition activities, bridge financing fees, intangible asset amortization, and compensation expense related to contingent consideration and retention agreements.

•	Pension settlement charges associated with the settlement and termination of our frozen defined benefit pension plan.

•	Legal judgments related to or impacted by the Russian/Ukraine conflict.

Adjusted EBITDA is income from continuing operations before interest income (expense), other income (expense), income taxes, depreciation and amortization, stock-based compensation, and items of an unusual nature including but not limited to business divestitures and acquisitions, workforce actions, COVID-related subsidies and costs, impairment and exit charges, facility consolidation and repositioning costs, investigation and remediation compliance costs, equity investment gains and losses, pension settlement charges, legal judgments, acquisition and amortization expenses from recent acquisition activity, and significant customer events such as early terminations, contract restructurings, forward loss provisions, and bankruptcies.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above-mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted income from continuing operations

	Three months ended February 29/28,		Nine months ended February 29/28,
(In millions - unaudited)	2024	2023	2024	2023
Income from continuing operations	$14.0	$21.8	$37.2	$66.6
Acquisition and amortization expenses	18.3	1.9	24.2	1.9
Investigation and remediation compliance costs	2.0	1.2	5.7	3.1
Losses related to sale and exit of business	1.0	0.4	2.6	0.5
Russian bankruptcy court judgment	––	1.8	11.2	1.8
Pension settlement charge	––	––	26.7	––
Contract termination/restructuring costs and loss provisions, net	––	––	––	2.0
Customer bankruptcy and credit recoveries	––	1.8	––	1.5
Gains on equity investments	––	––	––	(0.9)
Government COVID-related subsidies	––	(0.9)	––	(1.6)
Costs (Reversals) related to strategic projects	––	––	––	(0.2)
Severance charges	––	––	––	0.1
Tax effect on adjustments (a)	(5.0)	(1.6)	(20.5)	(2.1)
Adjusted income from continuing operations	$30.3	$26.4	$87.1	$72.7

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the tax effect of the pension settlement charge, which includes income taxes previously recognized in accumulated other comprehensive loss.

Adjusted diluted earnings per share from continuing operations

	Three months ended February 29/28,		Nine months ended February 29/28,
(unaudited)	2024	2023	2024	2023
Diluted earnings per share from continuing operations	$0.39	$0.62	$1.04	$1.88
Acquisition and amortization expenses	0.52	0.06	0.69	0.06
Investigation and remediation compliance costs	0.06	0.04	0.16	0.09
Losses related to sale and exit of business	0.02	0.01	0.07	0.01
Russian bankruptcy court judgment	––	0.05	0.32	0.05
Pension settlement charge	––	––	0.76	––
Contract termination/restructuring costs and loss provisions, net	––	––	––	0.06
Customer bankruptcy and credit recoveries	––	0.05	––	0.04
Gains on equity investments	––	––	––	(0.02)
Government COVID-related subsidies	––	(0.03)	––	(0.05)
Tax effect on adjustments (a)	(0.14)	(0.05)	(0.58)	(0.07)
Adjusted diluted earnings per share from continuing operations	$0.85	$0.75	$2.46	$2.05

(b)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the tax effect of the pension settlement charge, which includes income taxes previously recognized in accumulated other comprehensive loss.

Adjusted operating margin

	Three months ended
(In millions - unaudited)	February 29, 2024	November 30, 2023	February 28, 2023
Sales	$567.3	$545.4	$521.1

Operating income	$33.0	$38.3	$34.0
Acquisition and amortization expenses	12.2	3.1	1.9
Investigation and remediation costs	2.0	2.6	1.2
Russian bankruptcy court judgment	––	––	1.8
Customer bankruptcy and credit recoveries	––	––	1.8
Government COVID-related subsidies	––	––	(0.9)
Adjusted operating income	$47.2	$44.0	$39.8

Adjusted operating margin	8.3%	8.1%	7.6%

Adjusted cash provided by (used in) operating activities from continuing operations

	Three months ended February 29/28,		Nine months ended February 29/28,
(In millions - unaudited)	2024	2023	2024	2023
Cash provided by (used in) operating activities from continuing operations	$20.4	$17.4	$19.3	$(21.5)
Amounts outstanding on accounts receivable financing program:
Beginning of period	13.7	16.1	12.8	15.0
End of period	(13.7)	(16.3)	(13.7)	(16.3)
Adjusted cash provided by (used in) operating activities from continuing operations	$20.4	$17.2	$18.4	$(22.8)

Adjusted EBITDA

	Three months ended February 29/28,		Nine months ended February 29/28,		Year ended May 31,
(In millions - unaudited)	2024	2023	2024	2023	2023
Net income	$14.0	$21.8	$37.2	$67.0	$90.2
Income from discontinued operations	––	––	––	(0.4)	(0.4)
Income tax expense	6.5	8.0	7.5	24.4	31.4
Other expense (income), net	0.2	0.3	0.3	(0.4)	0.8
Interest expense, net	11.3	3.5	22.3	6.5	11.2
Depreciation and amortization	8.8	6.9	25.9	20.2	27.9
Acquisition-related expenses	11.2	1.9	15.1	1.9	6.2
Investigation and remediation costs	2.0	1.2	5.7	3.1	4.7
Losses related to sale and exit of business	1.0	0.4	2.6	0.5	0.7
Pension settlement charge	––	––	26.7	––	––
Russian bankruptcy court judgment	––	1.8	11.2	1.8	1.8
Customer bankruptcy and credit charges	––	1.8	––	1.5	1.5
Government COVID-related subsidies	––	(0.9)	––	(1.6)	(1.6)
Contract termination/restructuring costs and loss provisions, net	––	––	––	2.0	2.0
Costs (Reversals) related to strategic projects	––	––	––	(0.2)	(0.2)
Severance charges	––	––	––	0.1	0.1
Stock-based compensation	3.6	3.5	11.5	10.4	13.5
Adjusted EBITDA	$58.6	$50.2	$166.0	$136.8	$189.8

Net debt

(In millions - unaudited)	February 29, 2024	February 28, 2023
Total debt	$277.0	$188.0
Less: Cash and cash equivalents	(69.2)	(52.7)
Net debt	$207.8	$135.3

Net debt to adjusted EBITDA

(In millions - unaudited)
Adjusted EBITDA for the year ended May 31, 2023	$189.8
Less: Adjusted EBITDA for the nine months ended February 28, 2023	(136.8)
Plus: Adjusted EBITDA for the nine months ended February 29, 2024	166.0
Adjusted EBITDA for the twelve months ended February 29, 2024	$219.0
Net debt at February 29, 2024	$207.8
Net debt to Adjusted EBITDA	0.95